Exhibit 99.1

WAUSAU PAPER ANNOUNCES FIRST-QUARTER RESULTS

MOSINEE, WI – (Business Wire) – April 28, 2008 – Wausau Paper (NYSE:WPP) today reported a net loss for the first quarter of $6.8 million, or $0.14 per share, compared with net earnings of $15.0 million, or $0.29 per share, in the previous year. Net sales declined less than 1 percent to $298.7 million, as shipments decreased 8 percent to 208,000 tons due primarily to reduced Printing & Writing volumes associated with the December 2007 closure of its Groveton, NH paper mill.

First-quarter results include after-tax charges of $5.0 million, or $0.10 per share, related to the closure of the Groveton mill and Specialty Products’ roll wrap operations in Columbus, WI and Jackson, MS; and timberland sales gains of $1.3 million, or $0.03 per share.  Prior-year first-quarter results included one-time state tax benefits of $12.0 million, or $0.24 per share, related to the January 1, 2007, restructuring of the company’s subsidiaries; and after-tax timberland sales gains of $0.4 million, or $0.01 per share.  Excluding these items, adjusted first-quarter 2008 operating losses were $0.06 per share compared with earnings of $0.05 per share last year.  Adjusted first-quarter operating earnings are a non-GAAP measure and are reconciled to GAAP earnings below.

	2008	2007
GAAP Net (Loss) Earnings Per Share	$(0.14)	$0.29
Gain on Sale of Timberlands	(0.03)	(0.01)
Facility Closure Costs	0.10	–
Tax Restructuring Benefits	–	(0.24)

Adjusted Operating (Loss) Earnings Per Share	$(0.06)	$0.05

Note: Adjusted operating EPS may not foot due to rounding differences.

“The general economic weakness that began late in 2007 continued into the first quarter with demand decline extending into several of our markets,” said Thomas J. Howatt, president and CEO.  “At the same time, fiber and energy costs increased a combined $17 million as compared to last year while selling price gains were limited by highly competitive markets.  Against this backdrop, a continued focus on strategic markets in each of our businesses has positioned us for improved results in the quarters ahead.  Our decision to reduce non-strategic Printing & Writing production capacity and exit Specialty Products’ unprofitable roll wrap business is allowing us to focus on markets where we can create competitive advantage and ultimately achieve targeted profitability.  In addition, our emphasis on environmentally preferred Towel & Tissue products is continuing to deliver meaningful progress as evidenced by a 16 percent increase in Green Seal™-certified product shipments.”

Specialty Products reported a first-quarter operating loss of $0.4 million compared with an operating profit of $2.7 million last year.  Net sales increased 2 percent while shipments declined 5 percent with nearly half of the volume difference the result of reduced roll wrap shipments.  First-quarter results included $0.3 million of pre-tax facility closure charges related to the fourth-quarter sale of the roll wrap business.  “Although well below prior-year levels, first-quarter results improved significantly from a fourth-quarter loss of $2.7 million,” Mr. Howatt pointed out.  “This sequential improvement was achieved despite fiber and energy cost increases as well as continuing weakness in demand for products sold into the housing and industrial sectors of the U.S. economy.  Despite these factors, we remain focused on driving long-term profitability by increasing our share of strategic markets such as growing food service/packaging markets and leveraging our technical expertise to  develop unique products such as our MicroBrite™ line of non-charring food packaging papers developed for use in microwave, convection, and conventional ovens.”

Printing & Writing reported a first-quarter operating loss of $12.5 million compared with a loss of $1.8 million last year while net sales and shipments declined 8 percent and 16 percent, respectively, due primarily to the Groveton closure.  First-quarter results included pre-tax Groveton mill closure charges of $7.6 million, consisting primarily of non-cash charges related to depreciation of long-lived assets.  “We are pleased with the progress made against our profit recovery plan and remain on pace to return Printing & Writing to profitable levels in the third quarter,” Mr. Howatt said.  “The transition from a three-mill to a two-mill manufacturing system has gone smoothly with the opening of an East Coast distribution center occurring in the first quarter and the completion of remaining grade transfers expected by the end of the second quarter.  In addition, our renewed focus on core products and brands is gaining traction while several cost reduction and capability enhancement capital investment opportunities are under evaluation.”

Towel & Tissue reported first-quarter operating profits of $6.1 million compared with operating profits of $9.7 million last year.  Net sales and shipments increased 7 percent and 2 percent, respectively.  “Although input costs have risen sharply and operating profits narrowed from record first-quarter levels in 2007, the fundamentals of our Towel & Tissue business remain strong,” Mr. Howatt said.  “Shipments of higher-margin, value-added products increased 9 percent despite ‘away-from-home’ demand growth of just 1 percent.  And while fiber and energy cost increases of more than $4 million reduced margins from year-ago levels, the selling price increases implemented late in the first quarter are expected to substantially improve margins in the second quarter.  In addition, the $31 million towel machine rebuild at our Middletown mill remains on schedule and is expected to be complete in the first quarter of 2009.  The rebuilt machine will provide 16,000 tons per year of incremental production capacity while reducing overall manufacturing cost, further enhancing margins in our most profitable business segment.”

The company sold approximately 1,300 acres of timberlands in the first quarter, continuing progress on its program to sell 42,000 acres of non-strategic timberlands.  A total of 20,300 acres remains in the sales program.  Also during the first quarter the company repurchased 553,000 shares of common stock at a cost of $4.5 million, and has approximately 2.5 million shares remaining under a February 12, 2008 board authorization.

Discussing the second-quarter outlook, Mr. Howatt said, “The deteriorating economy is injecting a degree of uncertainty to our expectations for the coming quarter.  Historically high energy costs – particularly natural gas and transportation – show no signs of abating while fiber costs remain at their highest levels in more than a decade.  In addition, several of our annual mill maintenance outages fall in the second quarter making the comparison to first quarter more difficult.  Even so, we are encouraged by progress made with Printing & Writing’s recovery plan and mix initiatives within Specialty Products and Towel & Tissue.  We expect second-quarter results to improve to breakeven levels from a first-quarter loss excluding timberland sales gains and charges related to the Groveton mill closure.  On the same basis, second-quarter 2007 earnings were $0.05 per share.”

Wausau Paper’s first-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, April 29, and can be accessed through the company’s Web site at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through May 6.

About Wausau Paper:

Wausau Paper, with record revenues of more than $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Green Seal™ is a trademark of Green Seal, Inc. and is used by permission.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended March 31, 2008

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (unaudited)	Ended March 31,
	2008	2007
Net sales	$298,718	$299,393
Cost of sales	284,783	271,307
Gross profit	13,935	28,086
Selling & administrative expenses	20,955	20,802
Restructuring	1,146	–
Operating (loss) profit	(8,166)	7,284
Interest expense	(2,821)	(2,807)
Other income, net	184	206
(Loss) earnings before income taxes	(10,803)	4,683
Credit for income taxes	(3,997)	(10,282)
Net (loss) earnings	$ (6,806)	$ 14,965

Net (loss) earnings per share (basic and diluted)	$ (0.14)	$ 0.29
Weighted average shares outstanding–basic	49,559	50,746
Weighted average shares outstanding–diluted	49,559	51,100

Condensed Consolidated Balance Sheets (Note 1)	March 31,	December 31,
	2008	2007
Current assets	$270,330	$274,350
Property, plant, and equipment, net	402,222	413,296
Other assets	55,156	56,551
Total Assets	$727,708	$744,197

Current liabilities	$148,319	$161,428
Long-term debt	151,648	139,358
Other liabilities	159,347	162,496
Stockholders' equity	268,394	280,915
Total Liabilities and Stockholders’ Equity	$727,708	$744,197

Condensed Consolidated Statements	Three Months
of Cash Flow (unaudited)	Ended March 31,
	2008	2007
Net cash used in operating activities	$(4,699)	$(6,355)

Cash flows from investing activities:
Capital expenditures	(6,944)	(5,986)
Proceeds from property, plant, and equipment disposals	1,736	893
Net cash used in investing activities	(5,208)	(5,093)

Cash flows from financing activities:
Net issuances of commercial paper	12,500	6,500
Payments under capital lease obligation and note payable	(45)	(64)
Dividends paid	(4,235)	(4,313)
Excess tax benefits related to share-based compensation	–	35
Payments for purchase of company stock	(4,494)	–
Net cash provided by financing activities	3,726	2,158

Net decrease in cash & cash equivalents	$(6,181)	$(9,290)

Note 1.

Balance sheet amounts at March 31, 2008, are unaudited.  The December 31, 2007, amounts are derived fromaudited financial statements.

Note 2.

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans" ("SFAS 158"), which requires that we recognize in our financial statements the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 also requires the measurement date of the funded status of a plan as of the date of the year end financial statements.  The recognition provisions of SFAS 158 were adopted on December 31, 2006.  We adopted the measurement date provisions on January 1, 2008, which resulted in an increase in our liabilities for defined benefit post-retirement plans of $2.9 million, an increase in deferred tax assets of $1.0 million, an after-tax increase to accumulated other comprehensive income of $0.4 million, and an after-tax charge to retained earnings of $2.3 million.

Note 3.

In December 2007, the roll wrap portion of our Specialty Products' business was sold to Cascades Sonoco, Inc.  We continue to manufacture roll wrap and related products for the buyer during a post-closing transition period which expires on July 2, 2008.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $0.3 million for the three months ended March 31, 2008.  We will retain the real property at the roll wrap production facilities and intend to sell the property following the completion of the   transition period.  Additional pre-tax closure charges of approximately $0.5 million are expected to be incurred during the remainder of 2008.

Note 4.

In October 2007, we announced plans to cease Printing & Writing's papermaking operations at our Groveton, New Hampshire mill.  Papermaking operations ceased in December 2007, and the majority of the papermaking assets were abandoned.  The closure resulted in the elimination of approximately 300 permanent jobs.  The cost of sales for the three months ended March 31, 2008, includes $6.8 million in pre-tax charges for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $0.8 million for the three months ended March 31, 2008.  Additional pre-tax closure charges of approximately $15.7 million are anticipated to be incurred during the remainder of 2008.

Note 5.

On January 1, 2007, we adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109" ("FIN 48").  FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as "more-likely-than-not" to be sustained by the taxing authority.  The literature provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.  The adoption of FIN 48 did not have a significant impact on our financial statements.

Note 6.

Effective January 1, 2007, we reorganized the various subsidiaries which comprised our operating segments to align more closely with our operating structure.  Each segment is now organized as a single member limited liability company and operates as a direct subsidiary of Wausau Paper Corp.  The new structure allowed us to utilize state net operating loss and credit carryovers of certain subsidiaries for which full valuation allowances had been previously established due to the fact that separate state tax returns were filed under our previous structure.  In the first quarter of 2007, we recorded state income tax benefits of $12.0 million, or $0.24 per basic and diluted share, primarily as a result of the reversal of these valuation allowances.  In the second quarter of 2007, we recorded state income tax charges of $0.4 million, or $0.01 per basic and diluted share, as a result of the recognition of a change in our effective state tax rate from our previous tax structure to our single member limited liability company tax structure.

Note 7.

Interim Segment Information

Our operations are classified into three principal reportable segments: Specialty Products, Printing & Writing,and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products (see Note 3). Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.

The Printing & Writing 2007 interim segment information also includes a manufacturing facility in Groveton, New Hampshire, which ceased papermaking operations in December 2007 (see Note 4).  Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market.

Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit, and other significant items by segment is as follows:

(in thousands, except ton data)	March 31,	December 31,
	2008	2007
Segment assets (Note 1)
Specialty Products	$310,502	$305,083
Printing & Writing	187,056	205,349
Towel & Tissue	180,093	178,214
Corporate & Unallocated*	50,057	55,551
	$727,708	$744,197

	Three Months
	Ended March 31,
	2008	2007
Net sales external customers (unaudited)
Specialty Products	$126,195	$123,955
Printing & Writing	97,929	105,914
Towel & Tissue	74,594	69,524
	$298,718	$299,393

Operating (loss) profit (unaudited)
Specialty Products	$ (361)	$ 2,673
Printing & Writing	(12,484)	(1,792)
Towel & Tissue	6,094	9,693
Corporate & Eliminations	(1,415)	(3,290)
	$ (8,166)	$ 7,284

Depreciation, depletion and amortization (unaudited)
Specialty Products	$ 5,391	$ 5,661
Printing & Writing	7,488	3,071
Towel & Tissue	6,750	5,727
Corporate & Unallocated	197	162
	$ 19,826	$ 14,621

Tons sold (unaudited)
Specialty Products	94,462	99,919
Printing & Writing	72,563	86,101
Towel & Tissue	41,408	40,573
	208,433	226,593

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.